Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-148980, 333-112583 and 333-112581 on Form S-8 of Enerl, Inc. of our report dated December 24, 2008 relating to the consolidated financial statements of Enertech International, Inc. which appears in the Current Report on Form 8-K/A of Ener1, Inc. dated December 31, 2008.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
December 31, 2008